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                                     EXHIBIT (99)I

                    OPERATING MARGIN AND RATE VOLUME ANALYSIS
                           D&N FINANCIAL CORPORATION

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                                   Average balance          Average rate       Interest             Variance due to:
                                   ------------------------------------------------------------------------------------
Operating margin for                 March  31,               March 31,        March 31       Increase
  Quarter ended                 1999         1998          1999     1998   1999      1998    (Decrease)   Volume     Rate
-----------------------------------------------------------------------------------------------------------------------
                                                       (Dollars in thousands)
  Interest-earning assets:
---------------------------
  Loans receivable             $1,336,303   $1,334,856    7.78%     8.08%   $25,870  $26,829  $ ( 959)   $   38    $  (997)
  Mortgage-backed securities      538,843      358,876    6.19%     6.85%     8,341    6,145    2,196     2,833       (637)
  Investments                      89,620       98,840    5.79%     6.45%     1,288    1,573     (285)     (135)      (150)
                               ----------   ----------    -----     -----   -------  -------   -------    ------   --------
                                1,964,766    1,792,572    7.25%     7.74%    35,499   34,547      952     2,735     (1,783)
                               ----------   ----------    -----     -----   -------  -------   -------    ------   --------
  Interest-bearing  liabilities:
-----------------------------
  Deposit                    s  1,255,185    1,036,206    4.32%      4.69%   13,367   11,985    1,382     2,387     (1,005)
  Borrowings
   Securities sold w/repo          65,042      142,787    4.90%      5.58%      796    1,991   (1,195)     (976)      (219)
   Notes payable                  529,203      491,781    5.73%      5.85%    7,583    7,197      386       539       (153)
 Other borrowed money               6,297        7,640    9.15%      8.85%      144      169      (25)      (31)         6
                                ---------    ---------    -----      -----   ------   ------   -------    ------    -------
    Subtotal - Borrowings        600 ,542      642,208    5.68%      5.83%    8,523    9,357     (834)     (468)      (366)
                                ---------    ---------    -----      -----   ------   ------   -------    ------    -------
                                1,855,727    1,678,414    4.76%      5.13%   21,890   21,342      548     1,919     (1,371)
                                ---------    ---------    -----      -----   ------   ------   -------    ------    -------
Interest rate spread                                      2.50%      2.62%
                                                          =====      =====

Excess average earning assets    $109,039   $  114,158
                                 ========   ==========

Net interest margin                                       2.76%      2.94%  $13,609  $13,205  $  404   $   816     $  (412)
                                                          =====      =====  =======  =======  ======   =======     ========

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